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                                           EXHIBIT 12.1
                                  PACIFIC GAS AND ELECTRIC COMPANY
                           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                            Six Months                    Year ended December 31,
                               ended       -------------------------------------------------------
(dollars in millions)     June 30, 1999       1998        1997        1996        1995        1994
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
Earnings:
  Net income                     $   331     $  729     $   768     $   755     $ 1,339      $1,007
Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates               -          -           -           3           4         (3)
  Income tax expense                 263        629         609         555         895         837
  Net fixed charges                  322        673         628         683         716         729
                                --------   --------    --------    --------    --------    --------
      Total Earnings             $   916    $ 2,031     $ 2,005     $ 1,996     $ 2,954    $  2,570
                                ========   ========    ========    ========    ========    ========
Fixed Charges:
  Interest on long-
    term debt, net               $   265    $   585     $   485     $   574     $   616     $   639
  Interest on short-
    term borrowings                   41         50         101          75          83          77
  Interest on capital leases           -          2           2           3           3           2
  Capitalized Interest                 -          -           1           1           -           2
  AFUDC Debt                           4         12          16           7          11          11
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned trust                       12         24          24          24           3           -
                                --------   --------    --------    --------    --------    --------
      Total Fixed Charges        $   322    $   673     $   629     $   684     $   716    $    731
                                ========   ========    ========    ========    ========    ========
Ratios of Earnings to
  Fixed Charges                     2.84       3.02        3.19        2.92        4.13        3.52

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
Note:  	For the purpose of computing Pacific Gas and Electric Company's ratios of earnings to
       	fixed charges, "earnings" represent net income adjusted for the minority interest in
       	losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest of subordinated debentures held by trust, interest on capital leases, and earnings required to cover the preferred stock dividend requirements.
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